EXHIBIT 23.1
IZEA Worldwide, Inc.
Orlando, Florida

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 1, 2024 with respect to the consolidated financial statements of IZEA Worldwide, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton, LLP
Grant Thornton, LLP

Charlotte, North Carolina
May 15, 2024